Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE OF

BUSINESS AND ASSETS OF TENNESSEE RESTAURANT CONCEPTS.

This agreement is made on the day and dates shown below and by and between Tennessee Restaurant Concepts., hereinafter referred to as Seller, and Tennessee Entertainment Concepts, Inc., a Tennessee Corporation, referred to as Buyer.

WHEREAS, Seller a Tennessee Corporation, desires to sell all of the business and assets of Tennessee Restaurant Concepts., consisting of all furniture, tables and chairs, furnishings, hot tubs, sound systems, lighting systems, bar and kitchen equipment, coolers, inventory as of date of closing or possession, which ever may come first, and all of which is contained in or located at PT’s Showclub, 3918 Winchester, Memphis, TN, and

WHEREAS. Seller desires to sell to the extent permitted by law any, and all licenses and permits. And

WHEREAS, Buyer desires to purchase all of the afore mentioned assets of Tennessee Restaurant Concepts, Inc. Seller, including the right to operate an Adult Entertainment Establishment at 3918 Winchester, Memphis, Tennessee, insofar as is permitted by existing City of Memphis Ordinances.

IT IS AGREED AS FOLLOWS:

1. Subject to the following terms and conditions of this Agreement, Seller shall sell, convey, transfer and assign and deliver to the buyer all of the Assets of Seller, as shown on the attached Exhibit “A”, and including the right to operate an Adult Entertainment Establishment at 3918 Winchester, Memphis, Tennessee, insofar as permitted by state and city law, for the total sum of Five Hundred Thousand Dollars ($500,000.00) paid at closing as set forth below. Buyer is not purchasing the name “PT’s Showclub” nor any rights thereto and agrees remove all signage or other items which contain that mark or name within six months of the closing date.

2. Seller shall in further consideration and as a condition precedent to Buyer’s obligations hereunder, cause the property known as 3918 Winchester, Memphis, Tennessee, hereinafter referred to as the Real Estate, to be sold to the Buyer through VCG Real Estate Holding Company, subject to the terms and conditions set forth on the purchase contract, which is attached hereto as Exhibit “B”. The closing of the purchase of the Real Estate shall take place at the same time as the closing of the purchase of the assets or such other date as the parties may agree. The purchase price of the real estate will be One Million One Hundred Thousand Dollars (1,100,000.00). Buyer agrees not to allow the first mortgage on the property to exceed Six Hundred Thousand Dollars ($600,000.00) until the second mortgage securing the note held by VCG Real Estate Holding Company is retired.

3. Buyer shall pay VCG Real Estate Holding Company the sum of One Million One Hundred Thousand Dollars ($1,100,000.00) at closing for the Real Estate and to Seller the sum of Five Hundred Thousand Dollars for the Business and Assets at closing. This will be paid in the following manner (1) Buyer will pay to Seller cash in the sum of Four Hundred Thousand Dollars ($400,000.00), including the deposit already paid, (2) A wraparound note secured by a wraparound deed of trust in the principle sum of $1,100,000.00 due to VCG Real Estate Holding Company and (3) A One Hundred Thousand Dollars ($100,000.00) Note due to Seller. The $100,000.00 Note shall be secured by a UCC-1 Financing Statement and Security Agreement filed as against the Assets. The $100,000.00 Note shall also be personally guaranteed and cross-collateralized against the Real Estate in the Wraparound Deed of Trust which $600,000.00 of the wrap note shall be paid in full within 6 months of the date of execution of this document. The balance of the Wrapnote will at all times be secured by a second mortgage on the property, subject to subordination as set forth above, with 7% interest amortized over 30 years with a balloon payment in 5 years. Buyer agrees to provide financial statements to VCG Real Estate Holding Company sufficient to satisfy VCG Real Estate Holding Company of buyer’s ability to pay the note.

4. Buyer confirms by the execution of this agreement that it has visually and physically inspected the premises at 3918 Winchester and that the items listed on Exhibit “A”, fairly and reasonably reflects those items listed therein as being on the premises on the day and date of closing. Buyer asserts that the purchase price and the allocation of the funds for the real estate and the assets of Tennessee Restaurant Concepts represent fair value for each and were negotiated at arms length. Buyer also agrees to close on the purchase of the Assets and the Real Estate within 24 hours of the approval for a liquor license from the City of Memphis Alcohol Commission.

5. Seller makes no representations or warranties regarding the condition or character of any of the listed assets and such are sold AS IS and WHERE IS. It is acknowledged that the Buyer has inspected the equipment and has knowingly made a decision to purchase said assets without any warranties or representations by the Seller as to the condition, merchantability, or fitness for particular purpose of use. Provided, however, Seller warrants that the said assets shall be in as good working condition as of the date of possession.

6. Seller warrants that it has tile sole and lawful right and title to sell such assets; that there are no known judgments or tax liens on said assets; and that there are no known encumbrances, attachments, liens or levies existing as of the date of execution of this agreement. Provided, however, that in the event such encumbrances do exist, the Seller shall hold the Buyer harmless from any such liens, encumbrances, attachments or levies arising out of Seller’s possession, ownership or use of said assets prior to the sale herein.

7. Seller does not warrant or guarantee that the State of Tennessee or the City of Memphis Tennessee will always permit the right to operate an Adult Entertainment Establishment at 3918 Winchester, Memphis, Tennessee, although Seller does represent that the said location is and has been an Adult Entertainment location since 1981 and that such has been zoned and grandfathered into existing zoning ordinances; further, Seller represents that he knows of no City or State zoning ordinance or statute that would prohibit buyer from continuing to operate an Adult Entertainment Establishment at that location.

8. Buyer acknowledges that it has not relied on any representation or warranties of either the Seller, or of its legal counsel, regarding the duration or continuing permissible and lawful operation of an Adult Entertainment Establishment at the said location. Buyer further acknowledges that it owns and operates Adult Entertainment Establishments in other States; that it has legal counsel to review and advise as to all legal matters, laws and contracts; and that it has been expressly advised by The Law office of Edward Bearman, that for the purposes of this contract he represents the Seller only and have given no independent advice or counsel to Buyer regarding the terms or conditions of this sale.

9. Seller shall be responsible for all obligations, liens and encumbrances owed with respect to the assets prior to and up to the day of the closing and shall hold the buyer exempt and harmless from any such obligations, liens, and liabilities.

A. If any claim that is Seller’s responsibility arises after the date of possession and the claim is asserted against Buyer, Buyer: shall give notice of the said claim to Seller within ten days by certified mail. If Seller fails to answer the claim or to resolve the matter and to hold the Buyer harmless, Buyer may resolve the said claim and in the event of any money that Buyer is required to pay to resolve the said claim, the Buyer shall give notice to the Seller and Seller shall reimburse Buyer within 15 days thereafter. If Seller fails to reimburse Buyer for any monies paid by Buyer to resolve any unanswered claim by Seller; Buyer may deduct the monies paid and offset the same from any sums due to Seller under the lease of these premises.

10. Buyer shall be responsible for all obligations, duties, and liabilities owed with respect to the business and assets owned and after the date of possession and shall hold Seller harmless from any such obligations, duties and liabilities arising after the date of possession.

11. If any claim that is Buyer’s responsibility arises after the date of possession and the claim is asserted against Seller, Seller shall give notice of such claim to the Buyer within fifteen days by notifying Buyers registered agent by certified mail. Buyer shall be responsible for resolving the said claim and if such is not resolved and the Seller is compelled to resolve the claim or to pay any monies, Seller shall give Buyer notice of such and Buyer shall be obligated to reimburse Seller within fifteen days thereafter. If Buyer fails to reimburse Seller for any monies paid to resolve any claim, the Seller may bring an action against Buyer to enforce the collection of the said monies including reasonable attorney fees and incidental cost for collecting the same.

12. Buyer shall take possession of the business and assets conditioned upon approval or the granting of a beer permit issued by the City of Memphis and any other permits or licenses necessary to operate an Adult Nightclub, unless the parties agree to a Temporary Management Agreement pending such application being granted.

A. Buyer understands that it is its responsibility to make appropriate and proper application for the necessary transfer of the beer permit, health inspections, and business permits and shall be responsible for all fees and expenses required in connection with such.

B. Buyer acknowledges that it is its responsibility to apply for either a transfer of the beer permit, which is not guaranteed, or to obtain a new beer permit in the name of Buyer.

13. Seller has advised Buyer that there is currently pending a lawsuit against the Seller, which lawsuit is filed as a result of an alleged assault. Seller will be responsible to defend said suit and for any and all damages awarded, if any.

14. Seller is not aware of any other action, order, or judgment that would prevent the sale of Sellers business or assets. Seller is not in default with respect to any order, injunction or decree of any Federal, State, Local or Foreign Court, government department or agency.

15. Buyer represents that it is a Corporation duly organized and existing and in good standing under the laws of Tennessee.

16. Buyer acknowledges that it has had access to the buildings, books and records of Tennessee Restaurant Concepts.

A. Buyer agrees that its officers, directors, partners” agents and other representatives will hold in strict confidence and will not disclose or use to the detriment of Seller any data or information contained in connection with this purchase.

B. Seller shall provide Buyer with a bill of sale for the business and Furniture, equipment, mailing list and email list.

17. Seller covenants that it shall not compete, own, operate, or manage directly or indirectly an adult entertainment club or business, within the City of Memphis, TN for one year from the execution of this agreement.

18. The following miscellaneous provisions and terms are agreed to:

A. Expenses. Each party shall pay all its own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transaction contemplated by this Agreement.

B. Headings. The subject headings of the Sections and Subsections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

C. Modification and Waiver. This Agreement constitutes the entire agreement between parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, not shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

D. Counterparts. This Agreement may be executed simultaneously in one or More counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instruments.

F. Rights of Parties. Except as stated, nothing in this Agreement, whether express or implied is intended to confer any rights or remedies under or by reasons of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement nor shall any provisions give any third persons any right of subrogation or action over against any party to this Agreement. The parties agree that Tennessee Entertainment Concepts, Inc. is the intended beneficiary of the Covenant Not to Compete as set forth in paragraph 17, of this Agreement and the Security Agreement. The parties further agree that Tennessee Entertainment. Inc. shall have the right to specifically enforce the Covenant, assign their rights in the Security Agreement and to enforce this Agreement.

G. Assignment. This Agreement shall be binding on, and shall inure to benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns.

H. Specific Performance. The parties agree that no obligation for each under this Agreement is unique. If either party should default in its obligations under this Agreement, the parties acknowledge that it would be extremely impracticable to measure the other party’s resulting damages. Accordingly, in addition to any other rights or remedies available at law, the party not in default may sue the other party in equity for specific performance. Each party expressly waives the defense that a remedy in damages should be adequate for the other party to this transaction.

I. Notices. All notices, request, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified mail, postage prepaid. Notice of default shall require two notices: 1) by regular U.S. mail; and 2) by certified or registered U.S. mail. Mailing may be simultaneous and properly addressed as follows:

To Seller at:

Michael Ocello

390 Union Blvd, #540

Lakewood, Colorado, 80228

To Buyer at:

Charles G Westlund

P.O. Box 15310

Long Beach, Calif. 90815

Any party may change its address for purposes of this section by giving the other parties written notice of the new address in the manner set forth above.

J . Governing Law This Agreement shall be in accordance with, and governed by, the laws of the State of Tennessee and the parties hereto submit to the jurisdiction of the courts of Shelby County in the State of Tennessee in the event any action or dispute arising herefrom.

WHEREFORE, the parties to this Agreement have duly executed it on the day and year first above written.

SELLER:		BUYER:

Tennessee Restaurant Concepts Inc		Tennessee Entertainment Concepts, Inc.

BY:	/s/ Micheal Ocello	BY:	/s/ Charles Gerald Westlund
	Michael Ocello, President		Charles Gerald Westlund, President